                                                                    Exhibit 99.1

CONTACT:   Mitchel Sayare
           Chairman and CEO
           ImmunoGen, Inc.
           (781) 769-4242

                  - or -

           Gretchen L. P. Schweitzer
           or Lucy Morrison
           Feinstein Kean Partners Inc.
           (617) 577-8110

FOR IMMEDIATE RELEASE:

        IMMUNOGEN, INC. RECEIVES SECOND MILESTONE PAYMENT FROM SMITHKLINE
            BEECHAM AS PART OF COLORECTAL CANCER TREATMENT AGREEMENT

Norwood, Massachusetts, June 1, 1999 -- ImmunoGen, Inc. (Nasdaq: IMGN) today announced that it has received the second milestone payment under its agreement with SmithKline Beecham Plc (SB), to develop and commercialize ImmunoGen's lead tumor activated prodrug, huC242-DM1. Pursuant to the agreement, ImmunoGen received $2 million upon confirmation of ImmunoGen's capability to produce sufficient quantities of huC242-DM1 in advance of the start of clinical trials for the product. Upon achievement of this milestone, and in addition to the $2 million milestone payment, the Company has fulfilled the condition required to exercise the first of two put options. If exercised, this option would result in the sale to SB of ImmunoGen common stock.

 "The achievement of this second milestone further illustrates ImmunoGen's ability to meet its defined objectives in the co-development of this product and also demonstrates SB's commitment to recognizing ImmunoGen's contributions. As stated previously, we expect that human trials of the product will begin in the second half of calendar year 1999," stated Mitchel Sayare, Ph.D., Chairman and CEO of ImmunoGen, Inc. "We look forward to receiving further payments as future milestones are achieved by ImmunoGen and SB during the course of development."

The prodrug, huC242-DM1, links together the colon cancer targeting antibody, huC242, with DM1, a highly potent cell-killing agent in the maytansinoid family. HuC242-DM1 targets colon cancer tumors via the binding of the huC242 antibody to an antigen called CanAg that is expressed on cells in most colon tumors. The binding of the huC242 antibody to CanAg expressing cells delivers the potent chemotherapeutic specifically to colon cancer tumor cells while not adversely affecting healthy cells.

Under terms of the agreement between ImmunoGen and SB, in addition to royalties, ImmunoGen could receive up-front cash and milestone payments totaling more than $40 million. Additionally, at ImmunoGen's option, SB will purchase up to $5 million of ImmunoGen's common stock over the next two years, subject to certain conditions, one of which has now been met. SB will receive exclusive worldwide rights to commercialize huC242-DM1, except in certain Far East territories. SB and ImmunoGen will collaborate on the remaining development. ImmunoGen has responsibility for the product's initial assessment in humans.

ImmunoGen, Inc. develops innovative biopharmaceuticals, primarily for cancer treatment. The Company has created potent tumor-activated prodrugs, consisting of drugs coupled to monoclonal antibodies, for delivery to and destruction of cancer cells.

This press release includes forward-looking statements based on management's current expectations. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the ability to secure future funding; the success of the Company's research strategy; the applicability of the discoveries made therein; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing and results of preclinical studies; delayed achievements of milestones; reliance on collaborators; uncertainty as to whether the Company's potential products will succeed in entering human clinical trials and uncertainty as to the results of such trials; uncertainty as to whether adequate reimbursement for these products will exist from government, private healthcare insurers and third-party payors; and the uncertainties as to the extent of future government regulation of the pharmaceutical business.

                                       ###